From: Sierra Pacific Resources
To: PRNewswire, US1
Analyst Contact: Vicki Erickson (775) 834-5646
Media Contact: Karl Walquist (775) 834-3891

Nov. 9, 2004

Sierra Pacific Resources Reports Third Quarter 2004 Earnings
Results from Utilities’ Operations Show Strong Improvement Over 2003 Quarter

     Reno, Nev. – Sierra Pacific Resources (NYSE: SRP) today reported consolidated net income of $90.6 million, or 50 cents per share, for the third quarter of 2004, compared with earnings of $107.8 million, or 59 cents per share, in the same quarter of 2003. The company said earnings from its Nevada Power Company and Sierra Pacific Power Company subsidiaries during the most recent quarter showed strong improvement over the comparable 2003 period.

     Consolidated earnings for the nine months ended Sept. 30, 2004, were $1.3 million, compared with a loss of $120.7 million in the same period of 2003, reflecting a combination of improved operating performance and several other items.

     The decline in net income when comparing the respective 2004 and 2003 quarters was principally attributed to two factors: 1) an unrealized gain of approximately $61.5 million during the 2003 quarter related to market valuation of the company’s convertible notes which was partially offset by 2) the company’s increased recognition — during the 2003 third quarter — of interest expense related to its dispute with Enron over purchased power contracts. Those reserves amounted to $40.2 million pre-tax, or some $26.1 million after tax.

     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “We are especially pleased with the continuing improvement of operating performance at Nevada Power Company and Sierra Pacific Power Company, both of which had substantial earnings gains over the prior-year quarter. Our business strategies coupled with the operating performance of our work force produced strong operational and financial results, and we are continuing to benefit from customer growth. We already have surpassed last year’s record customer growth at both Nevada Power and Sierra Pacific Power.”

     Higgins added, “We are continuing to concentrate on restoring our company to financial health as we revolve the serious challenges we confronted during and subsequent to the Western Energy Crisis of 2000-2001. With the recent purchase of a partially completed 1,200-megawatt, gas-fired power plant in southern Nevada we will be reducing our reliance on volatile energy markets

     “We also recently received good news in connection with ongoing litigation involving Enron,” Higgins said. “The U.S. District Court for the Southern District of New York vacated a prior summary judgment by the U.S. Bankruptcy Court for the Southern District of New York that called for our utilities to pay Enron approximately $335 million for terminated contracts. That case has been remanded back to the Bankruptcy Court for trial.”

Nevada Power Company 3rd Quarter Results

     Nevada Power Company reported net income of $86.2 million for the quarter, compared with net income of $62.5 million for the same period in 2003.

     Gross electric margin (revenues after energy costs are deducted) increased by approximately $9.5 million, or 3.8%, over the third quarter of 2004. Contributing to the higher margin were customer growth and higher general rates, which were partially offset by lower use per customer due to a cooler summer in 2004.

     Total operating expenses were held to the prior year’s level. Other interest expense was significantly lower in 2004 than in the third quarter of 2003 when Nevada Power recorded a $28 million interest expense charge due to the September 2003 Enron judgment.

Sierra Pacific Power Company 3rd Quarter Results

     Net income available to common shareholders for Sierra Pacific Power was $20.8 million, compared with a net loss $1.3 million for the same period last year.

     Total gross margin for the company’s electric and natural gas divisions was $20.2 million, or 22.5 % higher than in the third quarter of 2004.

     Gross electric margin increased by $20.0 million, or 23.6%, compared with the same period a year ago. Contributing to higher electric margin were higher general rates and increased transmission revenues.

     Gross natural gas margin increased by $0.2 million, or 3.7%, over last year due to continuing customer growth.

     Total operating expense remained at last year’s level. Long-term debt interest expense decreased due to slightly lower debt balances and refinancings at lower interest rates. Other interest expense was significantly lower than third quarter 2003 due to the $12 million interest expense charge due to the September 2003 Enron judgement.

     A detailed explanation of Sierra Pacific Resources’, Nevada Power Company’s and Sierra Pacific Power Company’s third quarter 2004 financial results is available in the companies’ quarterly reports on Form 10-Q for the quarter ended September 30, 2004, which have been filed with the Securities and Exchange Commission and is available without charge through the EDGAR system at the SEC’s website. The quarterly reports will also be posted on Sierra Pacific Resources’ website, www.sierrapacificresources.com.

     Senior management of Sierra Pacific Resources will review the third quarter 2004 financial results, regulatory issues and other matters during a conference call and live webcast today, Nov. 9, at 6:30 a.m. Pacific Standard Time.

     Interested parties can access the webcast at the following link:

               http://w.on24.com/event/9602/r.htm

     The webcast will also be accessible on the Sierra Pacific Resources web site at:

               http://www.sierrapacificresources.com/investors/news/

     An archived version of the webcast will remain on the Sierra Pacific Resources web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (888) 266-2081 and use the conference call ID number, 591987, to access the recording.

About Sierra Pacific Resources

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns a 50 percent interest in an interstate natural gas transmission partnership.

     Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to receive dividends from its subsidiaries in the near future and the financial performance of the Company’s subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, adverse decisions in the Enron litigation or other pending or future litigation, unfavorable rulings in Nevada Power’s future rate cases, Nevada Power Company’s ability to access the capital markets for construction and capital costs and general corporate purposes, their ability to purchase sufficient power to meet their power demands. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 and their Annual Reports on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     Financial Highlights:

Sierra Pacific Resources
Financial Highlights
(In thousands, except for per share amount)

	SRP		NPC		SPP
Third Quarter 2004
	2004	2003	2004	2003	2004	2003
Revenues	$903,915	$904,347	$633,609	$639,661	$270,002	$264,407
Operating Expenses	741,647	739,200	512,767	511,924	230,947	231,819
Net Income (Loss) Available for Common	90,647	107,772	40,801	70,963	20,813	(1,292)
Net Income (Loss) Per Common Share-Basic	$0.50	$0.59	—	—	—	—
Net Income (Loss) Contribution Per Share	—	—	$0.22	$0.39	$0.11	$(0.01)
SRP Weighted Average Shares Outstanding	183,117	182,926	183,117	182,926	183,117	182,296

Year to Date September 30, 2004
	2004	2003	2004	2003	2004	2003
Revenues	$2,169,452	$2,173,110	$1,410,067	$1,396,825	$755,623	$775,377
Operating Expenses	1,886,364	1,954,947	1,218,755	1,241,191	671,034	727,019
Net Income (Loss) Available For Common	1,313	(120,698)	84,382	25,086	(5,653)	(27,199)
Net Income (Loss) Per Common Share-Basic	$0.01	$(1.05)	—	—	—	—
Net Income (Loss) Contribution Per Share	—	—	$0.46	$0.22	$(0.03)	$(0.24)
SRP Weighted Average Shares Outstanding	183,045	115,295	183,045	115,295	183,045	115,295

     The components of NPC gross margin are (dollars in thousands):

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
			Change from			Change from
	2004	2003	Prior Year %	2004	2003	Prior Year %
Operating Revenues:
Electric	$633,609	$639,661	-0.9%	$1,410,067	$1,396,825	0.9%
Energy Costs:
Purchased power	300,290	333,069	-9.8%	619,329	657,455	-5.8%
Fuel for power generation	67,216	95,453	-29.6%	176,883	209,900	-15.7%
Deferred of energy costs-disallowed	—	—	N/A	1,586	45,964	-96.5%
Deferral of energy costs-electric-net	9,496	(35,967)	-126.4%	91,622	48,260	89.9%

	377,002	392,555	-4.0%	889,420	961,579	-7.5%

Gross Margin	$256,607	$247,106	3.8%	$520,647	$435,246	19.6%

     Gross margin is presented by NPC in order to provide information that management believes aids the reader in determining how profitable the electric business is at the most fundamental level. Gross margin provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.

     The components of SPPC gross margin are (dollars in thousands):

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
			Change from			Change from
	2004	2003	Prior Year %	2004	2003	Prior Year %
Operating Revenues:
Electric	$253,615	$250,476	1.3%	$657,881	$660,956	-0.5%
Gas	16,387	13,931	17.6%	97,742	114,421	-14.6%

	$270,002	$264,407	2.1%	$755,623	$775,377	-2.5%

Energy Costs:
Purchased Power	$92,481	$125,337	-26.2%	$230,577	$288,692	-20.1%
Fuel for power generation	59,494	62,412	-4.7%	166,715	143,144	16.5%
Deferred energy costs disallowed	—	—	N/A	—	45,000	-100.0%
Deferral of energy costs-electric-net	(3,269)	(22,174)	-85.3%	1,436	(3,531)	-140.7%
Gas purchased for resale	11,322	7,133	58.7%	73,721	77,332	-4.7%
Deferral of energy costs-gas-net	297	2,200	-86.5%	266	14,023	-98.1%

	160,325	174,908	-8.3%	472,715	564,660	-16.3%

Energy Costs by Segment:
Electric	$148,706	$165,575	-10.2%	$398,728	$473,305	-15.8%
Gas	11,619	9,333	24.5%	73,987	91,355	-19.0%

	$160,325	$174,908	-8.3%	$472,715	$564,660	-16.3%

Gross Margin by Segment:
Electric	$104,909	$84,901	23.6%	$259,153	$187,651	38.1%
Gas	4,768	4,598	3.7%	23,755	23,066	3.0%

	$109,677	$89,499	22.5%	$282,908	$210,717	34.3%

     Gross margin is presented by SPPC in order to provide information by segment that management believes aids the reader in determining how profitable the electric and gas businesses are at the most fundamental level. Gross margin provides a measure of income available to support the other operating expenses of the business and is utilized by management in its analysis of its business.